EXHIBIT 2
                                                                      ---------

                            STOCK PURCHASE AGREEMENT


                THIS STOCK PURCHASE AGREEMENT (the "AGREEMENT") is made as of the 12th day of August, 2007, by and among General Atlantic Partners 84, L.P., a Delaware limited partnership, GAP Coinvestments III, LLC, a Delaware limited liability company, GAP Coinvestments IV, LLC, a Delaware limited liability company, GapStar, LLC, a Delaware limited liability company, GAPCO GmbH & Co. KG, a German limited partnership, and GAP Coinvestments CDA, L.P., a Delaware limited partnership (collectively, the "PURCHASERS") on the one hand, and Alsen Investments Ltd., a British Virgin Islands business company (the "SELLER").

                THE PARTIES HEREBY AGREE AS FOLLOWS:

        1. PURCHASE AND SALE OF SHARES. Subject to the terms and conditions of this Agreement, each of the Purchasers hereby agrees to purchase from the Seller, and the Seller hereby agrees to sell to the Purchasers, 936,140 shares (collectively, the "SHARES") of the common stock, par value $0.001 per share ("COMMON STOCK"), of MercadoLibre Inc. (the "COMPANY") with each Purchaser purchasing that number of Shares from the Seller as set forth opposite each such Purchaser's name on SCHEDULE A, in exchange for a purchase price per share of $18.00 (the "PURCHASE PRICE").

                1.1 CLOSING. The purchase and sale of the Shares shall take place at the offices of Greenberg Traurig, 401 East Las Olas Boulevard, Suite 2000, Ft. Lauderdale, FL 33301 at 10:00 A.M. New York time, concurrently with the closing of the Company's initial public offering of Common Stock (the "IPO") as contemplated by the Company's Registration Statement on Form S-1 (Registration Number 333-142880) filed with the Securities and Exchange Commission (the "COMMISSION") on May 11, 2007 (as amended through the date of Closing (as hereinafter defined), the "REGISTRATION STATEMENT"), or at such other time and place as the Seller and the Purchasers agree upon in writing (which time and place are designated as the "CLOSING"); PROVIDED, HOWEVER, that in no event shall the Closing be later than the closing of the IPO unless the Seller is unable to comply with its obligations set forth in Section 1.1(a) of this Agreement, after using commercially reasonable efforts, in which case (i) the Closing shall occur as promptly as practicable after the closing of the IPO and (ii) any such failure or inability by the Seller to comply with its obligations under Section 1.1(a) shall not be deemed to be a breach of this Agreement by Seller. At the Closing:

                        (a) The Seller shall take all necessary action to cause the Company to deliver to each Purchaser a stock certificate registered in the name of such Purchaser representing the number of Shares being purchased by each Purchaser hereunder; and

                        (b) The Purchasers shall pay to the Seller the aggregate Purchase Price set forth on SCHEDULE A (with each Purchaser paying the Purchase Price set forth opposite such Purchaser's name) by wire transfer of immediately available funds to the wire instructions of the Seller delivered by the Seller to the Purchasers in writing prior to the Closing.

        2. REPRESENTATIONS AND WARRANTIES OF THE SELLERS. The Seller hereby represents and warrants to the Purchasers that as of the date of this Agreement and as of the Closing:

                2.1 OWNERSHIP OF STOCK. Except as set forth in that certain Second Amended and Restated Stockholders' Agreement dated as of September 24, 2001 by and among the Company and the stockholders named therein, which shall terminate upon the closing of the Company's IPO, the Seller owns all right, title and interest (legal and beneficial) in and to all of the shares of capital stock of the Company listed on SCHEDULE A hereto free and clear of all liens, including without limitation any lien, pledge, claim, security interest, encumbrance, mortgage, assessment, charge, restriction or limitation of any kind, whether arising by agreement, operation of law or otherwise). Upon delivery and payment for the Shares sold by the Seller, the Purchasers shall acquire valid and unencumbered title to such Shares. The Seller is not indebted to the Company and no amount is recorded on the books of the Company as being payable to the Company from the Seller. No person has any agreement, option, understanding or commitment (oral or in writing) with the Seller, or any right or privilege capable of becoming an agreement, option or commitment, for the purchase or acquisition from the Seller of any of the Shares.

                2.2 NO CONTRAVENTION. The consummation of the transactions herein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Seller is a party or by which the Seller is bound or to which any of the property or assets of the Seller is subject.

                2.3 AUTHORIZATION; ENFORCEABILITY. The Seller has the power and authority to enter into this Agreement and this Agreement has been executed and delivered by the Seller and constitutes a legally binding obligation of the Seller, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally,
(ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies and (iii) as rights to indemnity may be limited under federal or state securities law or principals of public policy thereunder.

                2.4 CONSENTS. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any foreign, state or local governmental authority or other party on the part of the Seller is required in connection with the execution of this Agreement or the transactions contemplated hereby, except those that may be required under applicable state or federal securities laws.

                2.5 RECEIPT OF INFORMATION. The Seller hereby acknowledges that it has not relied on the Purchasers in making its divestment decision to sell the Shares.

                2.6     PRIVATE  OFFERING.   No  registration  of  the  Shares,
pursuant to the provisions of the Securities Act of 1933, as amended (the "SECURITIES ACT") or any state securities or "blue sky" laws, will be required by the offer, sale or issuance of the Shares. The Seller agrees that neither it, nor anyone acting on its behalf, shall offer to sell the Shares or any other securities of the Company so as to require the registration of the Shares pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws.

        3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS. Each of the Purchasers, jointly and severally, hereby represents and warrants to the Seller that as of the date of this Agreement and as of the Closing:

                3.1 NO CONTRAVENTION. The consummation of the transactions herein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which any Purchaser is a party or by which any Purchaser is bound or to which any of the property or assets of any Purchaser is subject.

                3.2 AUTHORIZATION; ENFORCEABILITY. Each Purchaser has the power and authority to enter into this Agreement, and this Agreement has been executed and delivered by each Purchaser and constitutes a legally binding obligation of each Purchaser, enforceable in accordance with its terms except
(i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies and (iii) as rights to indemnity may be limited under federal or state securities law or principals of public policy thereunder.

                3.3 CONSENTS. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any foreign, state or local governmental authority or other party on the part of such Purchaser is required in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, except those that may be required under applicable state or federal securities laws.

                3.4 PURCHASE ENTIRELY FOR OWN ACCOUNT. This Agreement is made with such Purchaser in reliance upon the Purchaser's representation to the Seller, which by the Purchaser's execution of this Agreement such Purchaser hereby confirms, that the Shares to be received by the Purchaser will be acquired for investment for the Purchaser's own account, not as a nominee or agent, and not with a view to the distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Purchaser further represents that the Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.

                3.5 INVESTMENT EXPERIENCE. Such Purchaser is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of this investment and can bear the complete loss of such investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares to be purchased hereunder.

                3.6 ACCREDITED INVESTOR. Such Purchaser is an "accredited investor" within the meaning of the SEC Rule 501 of Regulation D promulgated under the Securities Act.

                3.7     RESTRICTED SECURITIES.  Such Purchaser understands that
(i) the Shares are "restricted securities" (as defined in Rule 144(a)(3) of the Securities Act), (ii) the Shares are not registered on the date hereof and will not be registered at the time of their sale under the Securities Act for the reason that the sale provided for in this Agreement is exempt pursuant to
Section 4(1) of the Securities Act and that the reliance of the Seller and the Purchasers on such exemption is predicated on the Purchasers' representations set forth herein and (iii) any subsequent transfer of the Shares by such Purchaser is subject to certain restrictions and conditions (as set forth in the legends contained on the certificates evidencing the Shares) including compliance with the Securities Act. Such Purchaser agrees to the imprinting of a legend on certificates representing all of its Shares to the following effect:

                THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY FOREIGN JURISDICTION. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

                3.8 DUE DILIGENCE. Each Purchaser acknowledges that it has conducted its own investigation of the Company based on information contained in the Registration Statement and other information it has deemed necessary to make an informed decision concerning its investment in the Shares. Notwithstanding the foregoing, each Purchaser has relied solely upon its own independent investigation and due diligence and the Seller's representations contained in Section 2 in making its decision to acquire the Shares. Except for Seller's representations contained in Section 2 and as otherwise expressly provided herein, each Purchaser acknowledges and agrees that (i) no information has been supplied or made available by or on behalf of the Seller and (ii) no representations, whether written or oral, have been made by or on behalf of the Seller or its agents or representatives in order to induce such Purchaser to enter into this Agreement.

        4. CONDITIONS OF PURCHASERS' OBLIGATIONS AT CLOSING. The obligations of the Purchasers under Section 1 and Section 1.1 of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions:

                4.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Seller contained in Section 2 shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

                4.2 PERFORMANCE. The Seller shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

                4.3 IPO. The Company's Registration Statement shall have been declared effective by the Commission, the Registration Statement shall remain effective, no stop order shall have been issued by the Commission against the Registration Statement and the Company shall have, concurrently with the Closing, consummated the IPO.

        5. CONDITIONS OF SELLERS' AND COMPANY'S OBLIGATIONS AT CLOSING. The obligations of the Seller under Section 1 and Section 1.1 of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions:

                5.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of each of the Purchasers contained in Section 3 of this Agreement shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

                5.2 PAYMENT OF PURCHASE PRICE. The Purchasers shall have paid the aggregate Purchase Price for the Shares to be purchased by such Purchaser.

                5.3 IPO. The Company's Registration Statement shall have been declared effective by the Commission, the Registration Statement shall remain effective, no stop order shall have been issued by the Commission against the Registration Statement and the Company shall have, concurrently with the Closing, consummated the IPO.

                5.4 PERFORMANCE. Each Purchaser shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

        6.      TERMINATION OF THE AGREEMENT.

                6.1 TERMINATION. This Agreement may only be terminated prior to the Closing at any time on or prior to the Closing, by mutual written consent of the parties hereto; PROVIDED, HOWEVER, that this Agreement shall not be terminated unless the underwriting agreement entered into by the Company in connection with the IPO is terminated prior to the closing of the IPO. If this Agreement so terminates, it shall become null and void and have no further force or effect.

        7.      MISCELLANEOUS.

                7.1 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Shares). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                7.2 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of New York.

                7.3 CONSENT TO JURISDICTION. Each of the parties hereto consent to be subject to the jurisdiction of the United States District Court for the Southern District of New York and in the absence of such federal jurisdiction, the parties consent to be subject to the jurisdiction of the courts of the State of New York, with respect to any claim or cause of action arising under or relating to this Agreement, and waives personal service of any and all process upon it. Each of the parties hereto hereby expressly submits to the personal jurisdiction and venue of such courts as provided above and each waives any objection based on forum non conveniens and waives any objection to venue of any action instituted hereunder.

                7.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signature pages shall be accepted as originals for all purposes hereof.

                7.5 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                7.6 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given:
(i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) two (2) days after deposit with an internationally recognized overnight courier, specifying next or second day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth on SCHEDULE B attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 7.6).

                7.7 FINDER'S FEE. Each party represents that it neither is nor will be obligated for any finders' fee or commission in connection with this transaction. The Purchasers, jointly and severally, agree to indemnify and to hold harmless the Seller from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which any Purchaser or any of its officers, employees or representatives is responsible. The Seller agrees to indemnify and hold harmless the Purchasers from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Seller or any of its officers, employees or representatives is responsible.

                7.8     SELLER INDEMNIFICATION.

                        (a) Seller assumes liability for and agrees to indemnify, defend and hold harmless each Purchaser and its officers, directors, shareholders, partners, managers, members, employees, agents and affiliates (collectively, "PURCHASER INDEMNIFIED PERSONS") from and against all actual direct or indirect losses, claims, damages, liabilities, obligations, fines, penalties, judgments, settlements, costs, expenses and disbursements (including reasonable attorney's fees and expenses to the extent that reasonably detailed documentation evidencing such fees is provided in a timely manner) (collectively, "LOSSES") (i) arising solely out of or related to any breach or inaccuracy of any of its representations or warranties contained in this Agreement; or (ii) any non-fulfillment or breach of any of its covenants or agreements contained in this Agreement; PROVIDED, HOWEVER, that such Losses shall not include any special, punitive, incidental or consequential damages, or any damages in respect of loss profits or diminution in value.

                        (b) The Seller agrees to reimburse each Purchaser Indemnified Person promptly for all Losses as they are incurred by such Purchaser Indemnified Person to the extent that such Loss must be indemnified by the Seller pursuant to Section 7.8(a).

                        (c) All claims made by a Purchaser Indemnified Person hereunder (a "PURCHASER CLAIM") shall be made promptly (but in no event later than 7 days after the action involving such Purchaser Claim occurs) in writing in a notice (a "PURCHASER CLAIM NOTICE") sent to the Seller, stating the reasons for the claim and the amount to be indemnified against, if it may be determined or an estimation thereof (which amount shall not be conclusive of the final amount of the Purchaser Claim). Absent any objection notified by the Seller to the Purchaser Indemnified Person within twenty (20) days of the receipt by it of a Purchaser Claim Notice, the related indemnification shall become due. If, on the other hand, the Seller provides notice of its objection to the Purchaser Claim Notice within such twenty (20) day period, and the dispute cannot be settled amicably, the Purchaser Claim shall be resolved by litigation in an appropriate court of competent jurisdiction.

                7.9 PURCHASERS' INDEMNIFICATION. (a) Each Purchaser, jointly and severally, assumes liability for and agrees to indemnify, defend and hold harmless the Seller and its officers, directors, shareholders, partners, managers, members, employees, agents and affiliates (collectively, "SELLER INDEMNIFIED Persons") from and against all Losses (i) arising solely out of or related to any breach or inaccuracy of any of their representations or warranties contained in this Agreement; or (ii) any non-fulfillment or breach of any of their covenants or agreements contained in this Agreement; PROVIDED, HOWEVER, that such Losses shall not include any special, punitive, incidental or consequential damages, or any damages in respect of loss profits or diminution in value.

                        (b) Each Purchaser agrees to reimburse each Seller Indemnified Person promptly for all Losses as they are incurred by such Seller Indemnified Person to the extent that such Loss must be indemnified by the Purchasers pursuant to Section 7.9(a). The obligations of each Purchaser to each Seller Indemnified Person under this section shall be separate and distinct obligations from each other Purchaser.

                        (c) All claims made by a Seller Indemnified Person hereunder (a "SELLER CLAIM") shall be made promptly (but in no event later than 7 days after the action involving such Seller Claim occurs) in writing in a notice (a "SELLER CLAIM NOTICE") sent to the applicable Purchaser, stating the reasons for the claim and the amount to be indemnified against, if it may be determined or an estimation thereof (which amount shall not be conclusive of the final amount of the Seller Claim). Absent any objection notified by the Purchaser to the Seller Indemnified Person within twenty (20) days of the receipt by them of a Seller Claim Notice, the related indemnification shall become due. If, on the other hand, the Purchaser provides notice of its objection to the Seller Claim Notice within such twenty (20) day period, and the dispute cannot be settled amicably, the Seller Claim shall be resolved by litigation in an appropriate court of competent jurisdiction.

                7.10    LIMITATION OF LIABILITY.

                        (a) Notwithstanding any of the terms or provisions of this Agreement, the Seller's total liability for any Losses pursuant to this Agreement shall not in any event exceed, in the aggregate, the Purchase Price.

                        (b) The obligations of the parties to provide indemnification (including, without limitation, indemnification pursuant to Section 7.7) hereunder shall expire six months from the Closing, except that the Seller's indemnification obligation with respect to a breach of any representation or warranty contained in Section 2.1 shall expire one year from the Closing.

                7.11 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (i) the Seller and (ii) the Purchasers. Any amendment or waiver effected in accordance with this section shall be binding upon each holder of any Shares purchased under this Agreement at the time outstanding, each future holder of all such Shares and the Seller.

                7.12 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

                7.13
ENTIRE AGREEMENT. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.


                  [Remainder of Page Intentionally Left Blank]

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                            ALSEN INVESTMENTS, LTD.


                                            By: /s/ Marcelo D. Galperin
                                                ---------------------------
                                                Name:  Marcelo D. Galperin
                                                Title: President

                                       GENERAL ATLANTIC PARTNERS 84, L.P.

                                       By: General Atlantic LLC,
                                              its General Partner

                                       By: /s/ Thomas J. Murphy
                                           ---------------------------
                                           Name:  Thomas J. Murphy
                                           Title: Managing Director


                                       GAPSTAR, LLC

                                       By: General Atlantic LLC,
                                              its sole member

                                       By: /s/ Thomas J. Murphy
                                           ---------------------------
                                           Name:  Thomas J. Murphy
                                           Title: Managing Director


                                       GAP COINVESTMENTS III, LLC

                                       By: /s/ Thomas J. Murphy
                                           ---------------------------
                                           Name:  Thomas J. Murphy
                                           Title: Managing Member


                                       GAP COINVESTMENTS IV, LLC

                                       By: /s/ Thomas J. Murphy
                                           ---------------------------
                                           Name:  Thomas J. Murphy
                                           Title: Managing Member


                                       GAPCO GMBH & CO. KG

                                       By: GAPCO Management GmbH,
                                              its general partner

                                       By: /s/ Thomas J. Murphy
                                           ---------------------------
                                           Name:  Thomas J. Murphy
                                           Title: Procuration Oficer


                                       GAP COINVESTMENTS CDA, L.P.

                                       By: General Atlantic LLC,
                                              its General Partner

                                       By: /s/ Thomas J. Murphy
                                           ---------------------------
                                           Name:  Thomas J. Murphy
                                           Title: Managing Director

                                   SCHEDULE A

                          SCHEDULE OF PURCHASED SHARES


--------------------------------------------------------------------------------
PURCHASER                                  SHARES               PURCHASE PRICE
--------------------------------------------------------------------------------
General Atlantic Partners 84, L.P.         863,603             $ 15,544,854.00

GapStar, LLC                                11,190                  201,420.00

GAPCO GmbH & Co. KG                          2,059                   37,062.00

GAP Coinvestments CDA, L.P.                    932                   16,776.00

GAP Coinvestments III, LLC                  48,229                  868,122.00

GAP Coinvestments IV, LLC                   10,127                  182,286.00
--------------------------------------------------------------------------------
TOTAL                                      936,140              $16,850,520.00

                                   SCHEDULE B

                                     NOTICES


IF TO ANY OF THE PURCHASERS:

c/o General Atlantic Service Company, LLC
3 Pickwick Plaza
Greenwich, CT  06830
Fax:  (203) 302-3040
Attention:  Christopher G. Lanning

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison
1285 Avenue of the Americas
New York, NY 10019-6064
Fax:  (212) 492-0436
Attention:  Douglas A. Cifu, Esq


IF TO THE SELLER:

Alsen Investments Ltd.
c/o Onslow Capital Management
55 Bryanston Street, 18th Floor
London W1H 7AA
England
Fax: (44) 20 77 24 3198
Attention:  Marcelo Galperin

with a copy to:

Greenberg Traurig
401 East Las Olas Boulevard
Suite 2000
Ft. Lauderdale, FL  33301
Fax:  (954) 759-5535
Attention:  Brian J. Gavsie, Esq.